Exhibit 10.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

NEW CENTURY COMPANIES, INC.,

PRECISION AEROSTRUCTURES, INC.,

AND

THE SHAREHOLDER OF PRECISION AEROSTRUCTURES, INC.

Dated:  October 6, 2009

Exhibit 10.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of October 6, 2009 (this “Agreement”), by and among NEW CENTURY COMPANIES, INC., a corporation incorporated in the State of Delaware, (“NCCI”), on the one hand; and PRECISION AEROSTRUCTURES, INC. (“PAI”), a corporation incorporated in the State of California, and Michael Cabral; (the “PAI Shareholder”), on the other hand. Each of PAI, the PAI Entities and the PAI Shareholder is sometimes individually referred to herein as a “PAI Party,” and collectively as the “PAI Parties.”  Each of NCCI and the NCCI Entities is sometimes individually referred to as a “NCCI Party” and collectively as the “NCCI Parties”.  Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Exhibit A hereto.

RECITALS

A.      The PAI Shareholder is the owner of and has good and valid title to all of the issued and outstanding capital stock of PAI (the “PAI Shares”), free and clear of any Liens.

B.       The Board of Directors of NCCI believes it is advisable and in the best interests of NCCI and its stockholders that NCCI acquire the PAI Shares from the PAI Shareholder pursuant to the terms of this Agreement (the “Share Exchange”).

C.       The Parties intend the Share Exchange to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Share Exchange; Closing

Section 1.1       Exchange of Shares.  Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations and warranties set forth herein, at the Closing, the PAI Shareholder agrees to convey, assign, transfer and deliver to NCCI, and NCCI agrees to acquire from the PAI Shareholder, all of the PAI Shareholder’s right, title and interest in the PAI Shares owned of record or beneficially by the PAI Shareholder, free and clear of any Liens.  Schedule I hereto sets forth the number and type of PAI Shares that the PAI Shareholder will convey, assign, transfer and deliver to NCCI hereunder subject to the terms of this Agreement.  In exchange for the PAI Shares, at the Closing, NCCI shall sell, issue and deliver to the PAI Shareholder free and clear of all Liens, subject to the terms and conditions of this Agreement, (a) 5,000,000 shares of NCCI Common Stock (the “Transaction Shares”)and (b) a note for $500,000 (the “Note”) which note will be payable from the proceeds of any equity financing with gross proceeds of at least $2,000,000 provided that the investors in such financing permit the proceeds thereof to be used for such purpose.  The Note shall be in the form of Exhibit A.

Section 1.2       Earn-Out Warrants.

(a)      At such time (the “Vesting Date”) as the cumulative Net Income of PAI is at least $3,000,000 (the “Target”), NCCI shall issue and deliver to the PAI Shareholder, free and clear of all Liens, warrants to purchase that 3,000,000 of NCCI Common Stock (the “Earn-Out Warrants”).  The Earn-Out Warrants shall be for a term of the earlier of three years from the Vesting Date or five years from the Commencement Date, shall have an exercise price of $0.10 per share and may be exercised on a cashless basis.  The Earn Out Warrants shall be in the form of Exhibit B.  In determining whether the Target has been met, the calculation shall (a) commence on the first day of the quarterly period following the Closing (the “Commencement Date”), (b) be in accordance with U.S. GAAP, and (c) include a reasonable charge against Net Income for g&a expense.  Until the earlier to occur of the date when the Target has been achieved or three years from the Commencement Date, NCCI shall maintain the separate existence of PAI and use its best efforts to maintain the continuity of management.  If the Target has not been achieved by the end of such three-year period, the Earn-Out Warrants shall be null and void.

Section 1.3       Closing.  The Closing (the “Closing”) of the Share Exchange and the other transactions contemplated hereby (the “Transactions”), shall take place at the offices of TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, California 90067 commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).

Section 1.4       Deliveries of the Parties.  At the Closing, (i) the PAI Parties (directly and/or through their nominees) shall deliver to the NCCI Parties the various certificates, instruments, agreements and documents referred to in Section 8.2 below, (ii) the NCCI Parties shall deliver to the PAI Parties, as applicable, the various certificates, instruments, agreements and documents referred to in Section 8.1 below, and (iii) the PAI Shareholder shall deliver to the NCCI Parties a certificate representing the right, title and interest in and to the PAI Shares free and clear of all Liens.

Section 1.5       Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.

ARTICLE II

Representations and Warranties of PAI Parties

Subject to the exceptions set forth in the Disclosure Schedule of the PAI Parties (the “PAI Disclosure Schedule”), each of the PAI Parties jointly and severally represents and warrants to the NCCI Parties as of the date hereof and as of the Closing as follows:

Section 2.1       PAI Shares.

(a)      Good Title.  The PAI Shareholder is the registered owners of the PAI Shares and has good and marketable title to the PAI Shares, with the right and authority to sell and deliver such PAI Shares.  Such shares constitute all of the capital stock of PAI.  Upon delivery of any certificate or certificates duly assigned, NCCI will receive good title to the PAI Shares, free and clear of all Liens.

(b)      Capital Structure.  The capitalization of each PAI Entity, including the total number of shares and type of all authorized, issued and outstanding capital stock of each PAI Entity, and all shares of capital stock of a PAI Entity reserved for issuance under such PAI Entity’s various options, warrants, convertible notes and incentive plans, are set forth in Section 2.1(b) of the PAI Disclosure Schedule.  Except as set forth in Section 2.1(b) of the PAI Disclosure Schedule:  (i) no shares of capital stock or other voting securities of the PAI Entities are issued, reserved for issuance or outstanding; (ii) all outstanding shares of the capital stock of the PAI Entities are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the PAI Constituent Instruments or any Contract to which any of the PAI Parties is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of any of the PAI Entities having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of capital stock of any PAI Entity may vote (“Voting PAI Debt”); (iv) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any of the PAI Entities is a party or is bound (A) obligating any of the PAI Entities to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, any of the PAI Entities or any Voting PAI Debt, or (B) obligating any of the PAI Entities to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, and (v) as of the date of this Agreement, there are no outstanding contractual obligations of any of the PAI Entities to repurchase, redeem or otherwise acquire any shares of capital stock of such entity.

Section 2.2      Organization and Standing.  Each of the PAI Entities is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization or formation.  Each of the PAI Entities is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Each of the PAI Entities has all requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted.  Each PAI Entity has delivered to NCCI true and complete copies of its PAI Constituent Instruments.

Section 2.3       Authority; Execution and Delivery; Enforceability.  Each of the PAI Parties, if an entity, has all requisite or other power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby.  The execution and delivery by the PAI Parties of this Agreement and the consummation by them of the Transactions have been duly authorized and approved by the boards of directors or other governing body of each of the PAI Parties (if an entity), such authorization and approval remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions.  Each of this Agreement and the Transaction Documents to which any PAI Party is a party has been duly executed and delivered by such party and constitutes the valid, binding, and enforceable obligation of each of them, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.4       Subsidiaries.  Section 2.4 of the PAI Disclosure Schedule lists, as of the date hereof, all Subsidiaries and affiliated entities of PAI and indicates as to each the type of entity, its jurisdiction of organization and its Shareholders or other equity holders.  Except as set forth in Section 2.4 of the PAI Disclosure Schedule, PAI does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  Except as set forth in Section 2.4 of the PAI Disclosure Schedule, PAI is the direct or indirect owner of all outstanding shares of capital stock of its Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are owned by PAI free and clear of all Liens.  Except as set forth in Section 2.4 of the PAI Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries PAI or otherwise obligating any Subsidiaries of PAI to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

Section 2.5       No Conflicts.  Except as set forth in Section 2.5 of the PAI Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by each of the PAI Parties and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets and properties of any PAI Entity under any provision of:  (i) any PAI Constituent Instrument; (ii) any PAI Material Contract (as defined in Section 2.18 herein) to which any PAI Entity is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) conflict with any Material Permit of a PAI Entity; (b) subject to the filings and other matters referred to in Section 2.6, any material Judgment applicable to any PAI Entity, or its properties or assets, (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which any PAI Entity is a party; or (d) cause any of the assets owned by any PAI Entity to be reassessed or revalued by any Governmental Authority.

Section 2.6       Consents and Approvals.  Except as set forth in Section 2.6 of the PAI Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Governmental Authority (“Consent”) is required to be obtained or made by or with respect to any PAI Party, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities laws and the securities laws of any foreign country; and (b) such other Consents which, if not obtained or made, would not have a Material Adverse Effect on the PAI Entities and would not prevent or materially alter or delay any of the Transactions.

Section 2.7       Financial Statements.

PAI has furnished to NCCI its (i) reviewed consolidated balance sheets for the fiscal years ended December 31, 2006, 2007 and 2008, and the related consolidated statements of income and statements of cash flows of PAI for the periods then ended; and (ii) unaudited consolidated balance sheets for the three months ended August 31, 2009, and the related consolidated statements of income and statements of cash flows of PAI for the period then ended ((i)-(ii), collectively, the “PAI Financial Statements”).  The PAI Financial Statements, including the notes thereto, if any, have been prepared in accordance with U.S.  GAAP applied on a consistent basis throughout the periods involved (except as may be otherwise specified in the notes thereto).  The PAI Financial Statements fairly present in all material respects the financial condition and operating results, change in Shareholders’ equity and cash flow of the PAI Entities, as of the dates, and for the periods, indicated therein.

Section 2.8       Absence of Certain Changes or Events.  Except as disclosed in the PAI Financial Statements, the PAI 2008 Financial Statements or in Section 2.8 of the PAI Disclosure Schedule, from August 31, 2009 to the date of this Agreement, there has not been:

(a)      any event, situation or effect (whether or not covered by insurance) that has resulted in, or to the PAI Entities’ Knowledge, is reasonably likely to result in, a Material Adverse Effect on the PAI Entities;

(b)      any damage, destruction or loss to, or any material interruption in the use of, any of the assets of any of the PAI Entities (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the PAI Entities;

(c)      any material change to a Material Contract by which any of the PAI Entities or any of its respective assets is bound or subject;

(d)      any mortgage, pledge, transfer of a security interest in, or Lien, created by any of the PAI Entities, with respect to any of its material properties or assets;

(e)      any loans or guarantees made by any of the PAI Entities to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made by the PAI Entities to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(f)      any change of the identity of its auditors or material alteration of any PAI Entities’ method of accounting or accounting practice;

(g)      any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of capital stock of any PAI Entities or any purchase, redemption or agreements to purchase or redeem by any PAI Entities of any shares of capital stock or other securities;

(h)      any sale, issuance or grant, or authorization of the issuance of equity securities of any PAI Entities, except pursuant to existing stock option plans of PAI Entities;

(i)      any amendment to any PAI Constituent Instruments, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any PAI Entities;

(j)      any creation of any Subsidiary of any of the PAI Entities or acquisition by any of the PAI Entities of any equity interest or other interest in any other Person;

(k)      any material Tax election by any PAI Entities;

(l)      any commencement or settlement of any material Actions (as defined below) by any of the PAI Entities; or

(m)     any negotiations, arrangement or commitment by any of the PAI Entities to take any of the actions described in this Section 2.8.

Section 2.9       No Undisclosed Liabilities.  Except as set forth in Section 2.9 of the PAI Disclosure Schedule, the PAI Entities have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of PAI Entities) due after the date hereof, other than (a) those set forth or adequately provided for in the most recent Balance Sheet included in the PAI Financial Statements (the “PAI Balance Sheet”), (b) those not required to be set forth in the PAI Balance Sheet under U.S. GAAP, and (c) those incurred since the date of the PAI Balance Sheet in the ordinary course of business and not reasonably likely to result in a Material Adverse Effect on PAI Entities.

Section 2.10     Litigation.  As of the date of this Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against any of the PAI Entities, any of their respective executive officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or would reasonably be expected to result in a Material Adverse Effect on the PAI Entities.  As of the date of this Agreement, there is no Judgment imposed upon any of the PAI Entities or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the PAI Entities.  Neither the PAI Entities, nor any director or executive officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 2.11     Licenses, Permits, Etc.  Each of the PAI Entities possesses or will possess prior to the Closing all Material Permits.  Such Material Permits are described or set forth on Section 2.11 of the PAI Disclosure Schedule.  True, complete and correct copies of the Material Permits issued to the PAI Entities have previously been delivered to NCCI.  As of the date of this Agreement, all such Material Permits are in full force and effect.

Section 2.12     Title to Properties.

(a)      Real Property.  Section 2.12(a) of the PAI Disclosure Schedule contains an accurate and complete list and description of (i) all real properties owned or leased by any PAI Entity (collectively, the “PAI Real Property”), and (ii) any lease under which any such Real Property is possessed (the “PAI Real Estate Leases”).  None of the PAI Entities is in default under any of the Real Estate Leases, and, as of the date of this Agreement, the Chief Executive Officer and the Chief Financial Officer of the PAI Entities, or the persons performing similar functions for the PAI Entities, are not aware of any default by any of the lessors thereunder, except any such default that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.

(b)      Tangible Personal Property.  Except as would not reasonably be expected to have a Material Adverse Effect on the PAI Entities, the PAI Entities are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property as reflected in the PAI Financial Statements, and tangible personal property acquired (and not otherwise disposed of in the ordinary course of business with a value not exceeding $10,000) since March 31, 2009 (collectively, the “PAI Tangible Personal Property”).  All PAI Tangible Personal Property is free and clear of all Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

(c)      Accounts Receivable and Inventory.  The accounts receivable and inventory of the PAI Entities reflected in the PAI Balance Sheet included in the PAI Financial Statements have been presented in accordance with U.S. GAAP applied in a manner consistent with the accounting principles applied in the preparation of the PAI Financial Statements.

Section 2.13     Intellectual Property.  Section 2.13 of the PAI Disclosure Schedule sets forth a description of any patents, trademarks, domain names, copyrights, and any applications therefor which are material to the conduct of the business of the PAI Entities taken as a whole.  The PAI Entities own, or are validly licensed or otherwise have the right to use, all patents trademarks, domain names and copyrights listed on Section 2.13 of the PAI Disclosure Schedules and all trade names, service marks, computer software and trade secrets material to the conduct of their business (taken as a whole) as currently conducted (“PAI Intellectual Property Rights”), except for failures to own, license or have rights to such PAI Intellectual Property Rights as would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.  Except as set forth in Section 2.13 of the PAI Disclosure Schedule and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the PAI Entities, (i) no claims are pending or, to the Knowledge of PAI Entities, threatened that any of the PAI Entities is infringing or otherwise adversely affecting the rights of any Person with regard to any PAI Intellectual Property Right; and (ii) to the Knowledge of PAI Entities, no Person is infringing the rights of PAI Entities with respect to any PAI Intellectual Property Right.

Section 2.14     Taxes.

(a)      The PAI Entities have timely filed, or have caused to be timely filed on their behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements.  All Tax Returns filed by (or that include on a consolidated basis) any of the PAI Entities were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.  There are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.

(b)      Section 2.14(b) of the PAI Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to the PAI Entities, and indicates those Tax Returns that have been audited or that are currently the subject of an audit since January 1, 2004.  None of the PAI Entities has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period.  The PAI Entities have delivered or made available to NCCI correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by any of the PAI Entities, for and during fiscal years 2004 through 2008.

(c)      The PAI Financial Statements reflect an adequate reserve for all Taxes payable by PAI Entities (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements.  None of the PAI Entities is either a party to or bound by any Tax indemnity, Tax sharing or similar agreement and the PAI Entities currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against any of the PAI Entities, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.

(d)      None of the PAI Entities has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.  None of the PAI Entities has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.  No power of attorney currently in force has been granted by any of the PAI Entities concerning any Taxes or Tax Return.

Section 2.15     Employment Matters.

(a)      Benefit Plan.  Except as set forth in Section 2.15(a) of the PAI Disclosure Schedule, none of the PAI Entities has or maintains any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of any of the PAI Entities (collectively, “PAI Benefit Plans”).  Except as set forth in Section 2.15(a) of the PAI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any of the PAI Entities.  Except as set forth in Section 2.15(a) of the PAI Disclosure Schedule, as of the date of this Agreement, there are no severance or termination agreements or arrangements currently in effect between any of the PAI Entities and any of its current or former employees, officers or directors, nor do any of the PAI Entities have any general severance plan or policy currently in effect for any of its employees, officers or directors.  Since December 31, 2008, there has not been any adoption or amendment in any material respect by any of the PAI Entities of any PAI Benefit Plan.

(b)      Labor Matters.  Except as disclosed in Section 2.15(b) of the PAI Disclosure Schedule, (a) there are no collective bargaining or other labor union agreements to which any of the PAI Entities is a Party or by which it is bound; (b) no material labor dispute exists or, to the Knowledge of PAI Entities, is imminent with respect to any of the employees of any of the PAI Entities; (c) to the Knowledge of the PAI Entities, none of the PAI Entities is the subject of any Actions asserting that any of the PAI Entities has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (d) there is no strike, work stoppage or other labor dispute involving any of the PAI Entities pending or, to PAI Entities’ Knowledge, threatened; (e) no complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the PAI Entities’ Knowledge, threatened against any of the PAI Entities; (e) no material grievance is pending or, to the PAI Entities’ Knowledge, threatened against any of the PAI Entities; and (f) none of the PAI Entities is a party to, or otherwise bound by, any consent decree with, or to the Knowledge of the PAI Entities, citation by, any Governmental Authorities relating to employees or employment practices.

Section 2.16     Transactions With Affiliates and Employees.  Except as disclosed in Section 2.16 of the PAI Disclosure Schedule, none of the executive officers or directors of PAI Entities and none of the PAI Shareholders is presently a party, directly or indirectly, to any transaction with any of the PAI Entities that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director or, to the Knowledge of PAI Entities, any entity in which any executive officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 2.17     Insurance.  Section 2.17 of the PAI Disclosure Schedule lists all true and correct copies of all material contracts of insurance, as amended and supplemented to which any of the PAI Entities is a party.  All such insurance policies are in full force and effect, all premiums due thereon have been paid or provided for and the PAI Entities have complied with the material provisions of such policies.  The PAI Entities have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the PAI Entities under or in connection with any of their extant insurance policies.  Except as set forth in Section 2.17 of the PAI Disclosure Schedule, the PAI Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which PAI Entities are engaged and in the geographic areas where any of which engages in such businesses, except as would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.

Section 2.18     Material Contracts.

(a)      PAI has made available to NCCI, prior to the date of this Agreement, true, correct and complete copies of each of the following written Contracts, as amended and supplemented to which any of the PAI Entities is a party:  (i) agreements that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K; (ii) loan agreements or indentures relating to any indebtedness of the PAI Parties; and (iii) agreements pursuant to which any of the PAI Entities receives or pays amounts in excess of $10,000 (each, a “PAI Material Contract”).  A list of each such PAI Material Contract is set forth on Section 2.18 of the PAI Disclosure Schedule.  Except as set forth on Section 2.18 of the PAI Disclosure Schedule, as of the date of this Agreement, none of the PAI Entities is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the PAI Entities; and, to the Knowledge of the PAI Entities, except as set forth on Section 2.18 of the PAI Disclosure Schedule, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.

(b)      Each PAI Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) none of the PAI Entities is in breach or default of any PAI Material Contract to which it is a party in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any PAI Material Contract; (B) permit PAI Entities or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any PAI Material Contract; or (iii) none of the PAI Entities has received notice of the pending or threatened cancellation, revocation or termination of any PAI Material Contract to which it is a party.  Since December 31, 2008, none of the PAI Entities has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any PAI Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.

Section 2.19     Compliance with Applicable Laws.  The PAI Entities are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment to which they are subject, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.  Except as set forth in Section 2.19 of the PAI Disclosure Schedule, none of the PAI Entities has received any written communication during the past two years from a Governmental Authority alleging that any of the PAI Entities is not in compliance in any material respect with any applicable Law.

Section 2.20     Foreign Corrupt Practices.  Neither the PAI Entities, nor PAI Shareholders, nor to the Knowledge of the PAI Entities, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the PAI Entities, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S.  Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of PAI Entities to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.

Section 2.21     Money Laundering Laws.  None of the PAI Entities has violated any money laundering statute or any rules and regulations relating to money laundering statutes (collectively, the “Money Laundering Laws”) and no proceeding involving any PAI Entities with respect to the Money Laundering Laws is pending or, to the Knowledge of the PAI Entities, is threatened.

Section 2.22     Brokers; Schedule of Fees and Expenses.  Except as set forth in Section 2.22 of the PAI Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of PAI Entities.

Section 2.23     OFAC.  None of the PAI Entities, any director or officer of the PAI Entities, or, to the Knowledge of the PAI Entities, any agent, employee, affiliate or Person acting on behalf of the PAI Entities is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S.  Treasury Department (“OFAC”); and the PAI Entities have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 2.24     Environmental Matters.  Each of the PAI Entities is in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law and no proceeding involving any PAI Entities with respect to any Environmental Law is pending or, to the Knowledge of the officers of the PAI Entities, is threatened.

Section 2.25     Purchase for Investment.

(a)      The PAI Shareholder is acquiring the NCCI Securities for investment for such Shareholder's own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the PAI Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)      The PAI Shareholder understands that the NCCI Securities are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(a) thereof, and that the Company's reliance on such exemption is predicated on the representations set forth herein.

Section 2.26     Investment Experience.  The PAI Shareholder acknowledges that he or it can bear the economic risk of his or its investment, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the NCCI Securities. The PAI Shareholder acknowledges that neither the Securities and Exchange Commission (“SEC”), nor the securities regulatory body of any state or other jurisdiction has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement or any of the information provided to the PAI Shareholder as described in Section 2.27 below.

Section 2.27     Information.  The PAI Shareholder has carefully reviewed such information as the PAI Shareholder deemed necessary to evaluate an investment in the NCCI Securities.  To the full satisfaction of the PAI Shareholder, he has been furnished all materials that he or it has requested relating to the Company and the issuance of the NCCI Securities hereunder, and the PAI Shareholder has been afforded the opportunity to ask questions of representatives of NCCI to obtain any information necessary to verify the accuracy of any representations or information made or given to the PAI Shareholder.

Section 2.28     Restricted Securities.  Each certificate representing NCCI Securities issued to the PAI Shareholders shall be endorsed with the following legends, in addition to any other legend required placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS ( AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON SECTION 4(2) OF THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTION MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

The PAI Shareholder understands that the NCCI Securities may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the NCCI Securities or any available exemption from registration under the Act, the NCCI Securities must be held indefinitely.  The PAI Shareholder is aware that the NCCI Securities may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met.

ARTICLE III

Representations and Warranties of NCCI

Except as set forth in the Disclosure Schedule of NCCI (the “NCCI Disclosure Schedule”), NCCI represents and warrants to the PAI Parties as follows:

Section 3.1       Capital Structure.

(a)      Section 3.1(a) of the NCCI Disclosure Schedule sets forth, as of the date hereof, the share capitalization of NCCI and all the outstanding options, warrants or rights to acquire any share capital of NCCI.  Other than those set forth on Section 3.1(a) of the NCCI Disclosure Schedule:  there are no options, warrants or other rights outstanding which give any Person the right to acquire any share capital of NCCI or to subscribe to any increase of any share capital of NCCI.

(b)      Except as set forth in Section 3.1(b) of the NCCI Disclosure Schedule:  (i) no shares of capital stock or other voting securities of NCCI were issued, reserved for issuance or outstanding and there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of NCCI; (ii) all outstanding shares of the capital stock of NCCI are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the NCCI Constituent Instruments (as defined below) or any Contract to which NCCI is a party or otherwise bound; and (iii) there are no outstanding contractual obligations of NCCI to repurchase, redeem or otherwise acquire any shares of capital stock of NCCI.

(c)      Except as set forth in Section 3.1(c) of the NCCI Disclosure Schedule, as of the date of this Agreement:  (i) there are no bonds, debentures, notes or other indebtedness of NCCI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting NCCI Debt”); and (ii) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which NCCI is a Party or by which it is bound (A) obligating NCCI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, NCCI or any Voting NCCI Debt, or (B) obligating NCCI to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

(d)      Except as set forth in Section 3.1(d) of the NCCI Disclosure Schedule, NCCI is not a party to any agreement granting any security holder of NCCI the right to cause NCCI to register shares of the capital stock or other securities of NCCI held by such security holder under the Securities Act.

Section 3.2       Organization and Standing.  NCCI is duly organized, validly existing and in good standing under the laws of the State of Delaware.  NCCI is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by NCCI or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on NCCI.  NCCI has the requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Government Authorities, as presently contemplated to be conducted.  NCCI has delivered to PAI true and complete copies of the certificate of incorporation of NCCI, as amended to the date of this Agreement and the bylaws of NCCI, as amended to the date of this Agreement (the “NCCI Constituent Instruments”).

Section 3.3       Authority; Execution and Delivery; Enforceability.  NCCI has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a Party and to consummate the Transactions.  The execution and delivery by NCCI of this Agreement and the consummation by NCCI of the Transactions have been duly authorized and approved by the NCCI Board and no other corporate proceedings on the part of NCCI are necessary to authorize this Agreement and the Transactions.  All action, corporate and otherwise, necessary to be taken by NCCI to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by NCCI in connection with the Transactions have been duly and validly taken.  Each of this Agreement and the Transaction Documents to which NCCI is a Party has been duly executed and delivered by NCCI and constitutes the valid, binding, and enforceable obligation of NCCI, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.4       Subsidiaries.  Section 3.4 of the NCCI Disclosure Schedule lists, as of the date hereof, all Subsidiaries and affiliated entities of NCCI and indicates as to each the type of entity, its jurisdiction of organization and its Shareholders or other equity holders.  Except as set forth in Section 3.4 of the NCCI Disclosure Schedule, NCCI does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  Except as set forth in Section 3.4 of the NCCI Disclosure Schedule, NCCI is the direct or indirect owner of all outstanding shares of capital stock of its Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are owned by NCCI free and clear of all Liens.  Except as set forth in Section 3.4 of the NCCI Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries NCCI or otherwise obligating any Subsidiaries of NCCI to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

Section 3.5       No Conflicts.  Except as set forth in Section 3.5 of the NCCI Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents by NCCI and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of NCCI, under, any provision of:  (i) any NCCI Constituent Instrument; (ii) any NCCI Material Contract (as defined in Section 3.24 hereof) to which NCCI is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any Material Permit; (b) subject to the filings and other matters referred to in Section 3.6, conflict with any material Judgment or Law applicable to NCCI, or its properties or assets; (c) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to NCCI; (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which NCCI is a party; or (e) cause any of the assets owned by NCCI to be reassessed or revalued by any Governmental Authority.

Section 3.6       Consents and Approvals.  Except as set forth in Section 3.6 of the NCCI Disclosure Schedule, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to NCCI in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; (ii) any filings as required under applicable securities laws; and (iii) the procurement of such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on NCCI and would not prevent, or materially alter or delay consummation of any of the Transactions.

Section 3.7       SEC Documents.  NCCI has filed all reports, schedules, forms, statements and other documents required to be filed by NCCI with the SEC, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “NCCI SEC Documents”).  As of its respective filing date, each NCCI SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such NCCI SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any NCCI SEC Document has been revised or superseded by a later filed NCCI SEC Document, none of the NCCI SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of NCCI included in the NCCI SEC Documents (the “NCCI Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S.  GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of NCCI as of the dates thereof and the consolidated results of their operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).

Section 3.8       Absence of Certain Changes or Events.  Except as disclosed in Section 3.8 of the NCCI Disclosure Schedule, from the date of the most recent audited financial statements and interim financial statements included in the filed NCCI SEC documents to the date of this Agreement, there has not been:

(a)      any event, situation or effect (whether or not covered by insurance) that has resulted in, or to NCCI’s Knowledge, is reasonably likely to result in, a Material Adverse Effect on NCCI;

(b)      any damage, destruction or loss to, or any material interruption in the use of, any of the assets of NCCI (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on NCCI;

(c)      any material change to a material Contract by which NCCI or any of its assets is bound or subject;

(d)      any material change in any compensation arrangement or agreement with any employee, officer, director or Shareholder;

(e)      any resignation or termination of employment of the Chief Executive Officer, Chief Financial Officer or the Secretary of NCCI;

(f)      any mortgage, pledge, transfer of a security interest in, or Lien, created by NCCI, with respect to any of its material properties or assets;

(g)      any loans or guarantees made by NCCI to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made by NCCI to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(h)      any declaration, setting aside or payment or other distribution in respect of any of NCCI’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by NCCI;

(i)      any alteration of NCCI’s method of accounting or the identity of its auditors;

(j)      any issuance of equity securities to any officer, director or affiliate, except pursuant to existing NCCI shares option plans; or

(k)      any negotiations, arrangement or commitment by NCCI to take any of the actions described in this Section 3.8.

Section 3.9       Undisclosed Liabilities.  Except as set forth in Section 3.9 of the NCCI Disclosure Schedule, NCCI has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) due after the date hereof other than those (a) set forth or adequately provided for in the most recent Balance Sheet included in the NCCI Financial Statements (the “NCCI Balance Sheet”), not required to be set forth on the NCCI Balance Sheet under U.S. GAAP or (b) incurred since the date of the NCCI Balance Sheet and not reasonably likely to result in a Material Adverse Effect on NCCI.

Section 3.10      Litigation.  As of the date hereof, there is no Action which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on NCCI.  Neither NCCI, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 3.11      Licenses, Permits, Etc.  Each of the NCCI Entities possesses or will possess prior to the Closing all Material Permits.  Such Material Permits are described or set forth on Section 3.11 of the NCCI Disclosure Schedule.  True, complete and correct copies of the Material Permits issued to the NCCI Entities have previously been delivered to PAI.  As of the date of this Agreement, all such Material Permits are in full force and effect.

Section 3.12      Title to Properties.

(a)      Real Property.  Section 3.12(a) of the NCCI Disclosure Schedule contains an accurate and complete list and description of (i) all real properties owned or leased by any PAI Entity (collectively, the “NCCI Real Property”), and (ii) any lease under which any such NCCI Real Property is possessed (the “NCCI Real Estate Leases”).  None of the NCCI Entities is in default under any of the NCCI Real Estate Leases, and, as of the date of this Agreement, the Chief Executive Officer and the Chief Financial Officer of the NCCI Entities, or the persons performing similar functions for the NCCI Entities, are not aware of any default by any of the lessors thereunder, except any such default that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the NCCI Entities.

(b)      Tangible Personal Property.  Except as would not reasonably be expected to have a Material Adverse Effect on the NCCI Entities, the NCCI Entities are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property as reflected in the NCCI Financial Statements, and tangible personal property acquired (and not otherwise disposed of in the ordinary course of business with a value not exceeding $100,000) since March 31, 2009 (collectively, the “NCCI Tangible Personal Property”).  All NCCI Tangible Personal Property is free and clear of all Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

Section 3.13     Intellectual Property.  Section 3.13 of the NCCI Disclosure Schedule sets forth a description of any patents, trademarks, domain names, copyrights, and any applications therefor which are material to the conduct of the business of the NCCI Entities taken as a whole.  The PAI Entities own, or are validly licensed or otherwise have the right to use, all patents trademarks, domain names and copyrights listed on Section 3.13 of the NCCI Disclosure Schedules and all trade names, service marks, computer software and trade secrets material to the conduct of their business (taken as a whole) as currently conducted (“NCCI Intellectual Property Rights”), except for failures to own, license or have rights to such Intellectual Property Rights as would not reasonably be expected to have a Material Adverse Effect on the PAI Entities.  Except as set forth in Section 3.13 of the NCCI Disclosure Schedule and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the NCCI Entities, (i) no claims are pending or, to the Knowledge of NCCI, threatened that any of the PAI Entities is infringing or otherwise adversely affecting the rights of any Person with regard to any NCCI Intellectual Property Right; and (ii) to the Knowledge of NCCI, no Person is infringing the rights of NCCI Entities with respect to any NCCI Intellectual Property Right.

Section 3.14     Accounts Receivable and Inventory.  The accounts receivable and inventory of the NCCI Entities  reflected in the NCCI Balance Sheet included in the NCCI Financial Statements has been or will be (as applicable) presented in accordance with U.S. GAAP applied in a manner consistent with the accounting principles applied in the preparation of the NCCI Financial Statements.

Section 3.15     Employment Matters.

(a)      Benefit Plan.  Except as set forth in Section 2.15(a) of the NCCI Disclosure Schedule, none of the NCCI Entities has or maintains any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of any of the NCCI Entities (collectively, “NCCI Benefit Plans”).  Except as set forth in Section 3.15(a) of the NCCI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any of the NCCI Entities.  Except as set forth in Section 3.15(a) of the NCCI Disclosure Schedule, as of the date of this Agreement, there are no severance or termination agreements or arrangements currently in effect between any of the NCCI Entities and any of its current or former employees, officers or directors, nor do any of the NCCI Entities have any general severance plan or policy currently in effect for any of its employees, officers or directors.  Since December 31, 2007, there has not been any adoption or amendment in any material respect by any of the NCCI Entities of any NCCI Benefit Plan.

Section 3.16     Labor Matters.  Except as disclosed in Section 3.15(b) of the NCCI Disclosure Schedule, (a) there are no collective bargaining or other labor union agreements to which any of the NCCI Entities is a Party or by which it is bound; (b) no material labor dispute exists or, to the Knowledge of NCCI Entities, is imminent with respect to any of the employees of any of the NCCI Entities; (c) to the Knowledge of the NCCI Entities, none of the NCCI Entities is the subject of any Actions asserting that any of the NCCI Entities has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (d) there is no strike, work stoppage or other labor dispute involving any of the NCCI Entities pending or, to NCCI Entities’ Knowledge, threatened; (e) no complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the NCCI Entities’ Knowledge, threatened against any of the NCCI Entities; (e) no material grievance is pending or, to the NCCI Entities’ Knowledge, threatened against any of the NCCI Entities; and (f) none of the NCCI Entities is a party to, or otherwise bound by, any consent decree with, or to the Knowledge of the NCCI Entities, citation by, any Governmental Authorities relating to employees or employment practices.

Section 3.17     Insurance.  Section 3.17 of the NCCI Disclosure Schedule lists all true and correct copies of all material contracts of insurance, as amended and supplemented to which any of the NCCI Entities is a party.  All such insurance policies are in full force and effect, all premiums due thereon have been paid or provided for and the NCCI Entities have complied with the material provisions of such policies.  The NCCI Entities have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the NCCI Entities under or in connection with any of their extant insurance policies.  Except as set forth in Section 3.17 of the NCCI Disclosure Schedule, the NCCI Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which NCCI Entities are engaged and in the geographic areas where any of which engages in such businesses, except as would not reasonably be expected to have a Material Adverse Effect on the NCCI Entities.

Section 3.18     Compliance with Applicable Laws.  The NCCI Entities are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on NCCI.  Except as set forth in Section 3.18 of the NCCI Disclosure Schedule, the NCCI Entities have not received any written communication during the past two (2) years from a Governmental Authority alleging that any of the NCCI Entities is not in compliance in any material respect with any applicable Law.

Section 3.19     Foreign Corrupt Practices.  None of the Entities, nor to the Knowledge of NCCI, any of their respective Representatives, has, in the course of its actions for, or on behalf of, the NCCI Entities, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the NCCI Entities to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the NCCI Entities.

Section 3.20     Certain Registration Matters.  Except as specified in Section 3.20 of the NCCI Disclosure Schedule, NCCI has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of NCCI registered with the SEC or any other Governmental Authority that have not been satisfied.

Section 3.21     Broker’s and Finders’ Fees.  Except as specified in Section 3.21 of the NCCI Disclosure Schedule, NCCI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any Transaction.

Section 3.22     Trading:  Registration.  The NCCI Securities are traded on the OTC Bulletin Board.  There is no Action pending or, to the Knowledge of NCCI, threatened against NCCI with respect to the prohibition or termination of the trading of such securities on the OTC Bulletin Board.  The NCCI Securities are registered pursuant to Section 12(g) of the Exchange Act and NCCI has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has NCCI received any notification that the SEC is contemplating terminating such registration.

Section 3.23     Transactions With Affiliates and Employees.  Except as set forth in Section 3.23 of the NCCI Disclosure Schedule, none of the officers or directors of NCCI and, to the Knowledge of NCCI, none of the employees of NCCI is presently a party to any transaction with NCCI that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of NCCI, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.24     Material Contracts.

(a)      NCCI has made available to PAI, prior to the date of this Agreement, true, correct and complete copies of each material contract which would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K or pursuant to which NCCI receives or pays amounts in excess of $100,000 (each a “NCCI Material Contract”).  A list of each such NCCI Material Contract is set forth on Section 3.24 of the NCCI Disclosure Schedule.  As of the date of this Agreement, NCCI is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any NCCI Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NCCI; and, to the Knowledge of NCCI, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any NCCI Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on NCCI.

(b)      Each NCCI Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) NCCI is not in breach or default of any NCCI Material Contract in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any NCCI Material Contract; (B) permit NCCI or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any NCCI Material Contract; or (iii) NCCI has not received notice of the pending or threatened cancellation, revocation or termination of any NCCI Material Contract to which it is a party.  Since December 31, 2008, NCCI has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any NCCI Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on NCCI.

Section 3.25     Taxes.

(a)      Except as set forth on Section 3.25 of the NCCI Disclosure Schedule, NCCI has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are or were required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on NCCI.  There are no unpaid Taxes claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period for which Tax Returns have been filed, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on NCCI, and the officers of NCCI know of no basis for any such claim.

(b)      NCCI has not received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period.  NCCI has delivered to China Cayman correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by NCCI for and during fiscal years 2006 and 2007 (since inception).

(c)      The NCCI financial statements reflect an adequate reserve for all Taxes payable by NCCI (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements.  NCCI is neither a party to nor is it bound by any tax indemnity, tax sharing or similar agreement and NCCI currently has no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against NCCI, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on NCCI.

Section 3.26     Money Laundering Laws.  The operations of NCCI are and have been conducted at all times in compliance with Money Laundering Laws and no proceeding involving NCCI with respect to the Money Laundering Laws is pending or, to the Knowledge of NCCI, is threatened.

ARTICLE IV

Conduct Prior To The Closing

Section 4.1       Covenants of PAI Parties.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the PAI Parties agree that each of the PAI Entities shall use commercially reasonable efforts, or cause such entities to use commercially reasonable efforts, to (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date.  The PAI Parties agree to promptly notify NCCI of any material event or occurrence not in the ordinary course of its business that would have or reasonably be expected to have a Material Adverse Effect on the PAI Entities.  Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 4.1 of the PAI Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, none of the PAI Parties shall do, allow, cause or permit any of the following actions to occur with respect to any of the PAI Entities without the prior written consent of NCCI, which shall not be unreasonably delayed or withheld:

(a)      Charter Documents.  Cause or permit any amendments to any of the PAI Constituent Instruments or any other equivalent organizational documents, except as contemplated by this Agreement;

(b)      Accounting Policies and Procedures.  Change any method of accounting or accounting principles or practices by PAI, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or U.S. GAAP;

(c)      Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(d)      Material Contracts.  Enter into any new Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than (i) in the ordinary course of business consistent with past practice or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of NCCI;

(e)      Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(f)       Intellectual Property.  Transfer or license to any Person or entity any Intellectual Property Rights other than the license of non-exclusive rights to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g)      Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;

(h)      Liabilities.  Except in its ordinary course of business, incur any liabilities;

(i)       Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $50,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the CTSM Financial Statements, as applicable;

(j)       Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed $100,000 individually or in the aggregate;

(k)      Acquisitions.  Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

(l)       Employment.  Except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(m)     Facility.  Open or close any facility or office except in the ordinary course of business;

(n)      Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(o)      Litigation.  Initiate, compromise or settle any material litigation or arbitration proceedings; and

(p)      Other.  Agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through (o) above.

Section 4.2       Covenants of NCCI.  From the date hereof until the earlier of the termination of this Agreement or the Closing Date, NCCI agrees that NCCI shall use commercially reasonable efforts, (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), to (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due or necessary (subject to good faith disputes over such debts or taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date.  NCCI agrees to promptly notify the PAI Parties of any material event or occurrence not in the ordinary course of its business and of any event that would have a Material Adverse Effect on any of the NCCI Parties.  Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as listed on Section 4.2 of the NCCI Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, the NCCI Parties shall not do, allow, cause or permit any of the following actions to occur without the prior written consent of the PAI Parties, which consent shall not be unreasonably delayed or withheld:

(a)      Charter Documents.  None of the NCCI Parties shall adopt or propose any change in any of their constituent instruments except for such amendments required by any Legal Requirement or the rules and regulations of the SEC as are contemplated by this Agreement (or such other applicable national securities exchange).

(b)      Accounting Policies and Procedures.  NCCI shall not change any method of accounting or accounting principles or practices by NCCI, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or U.S.  GAAP;

(c)      SEC Reports.  NCCI shall not fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished (except those filings by affiliates of NCCI required under Section 13(d) or 16(a) of the Exchange Act which do not have a Material Adverse Effect on NCCI);

(d)      Dividends; Changes in Capital Stock.  NCCI shall not declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(e)      Other.  Agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through (d) above.

ARTICLE V

Covenants of the PAI Parties

Section 5.1       Access to Information.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any PAI Party is subject, between the date of this Agreement and the Closing Date, subject to NCCI’s undertaking to use its commercially reasonable efforts to keep confidential and protect the Trade Secrets of the PAI Parties against any disclosure, the PAI Parties will permit NCCI and its Representatives reasonable access at dates and times agreed upon by the applicable PAI Party and NCCI, to all of the books and records of the PAI Entities which the NCCI determines are necessary for the preparation of such filings or submissions in accordance with SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC’s staff, NCCI’s accountants and relevant Governmental Authorities.  Notwithstanding anything to the contrary contained herein, the failure to use commercially reasonable efforts to protect against any disclosure of any Trade Secrets of PAI Parties by any NCCI Party or their Representatives in violation of this Section, shall constitute a breach of a covenant in a material respect pursuant to Section 10.1(c) hereof; provided, however, that the NCCI Parties may make a disclosure otherwise prohibited by this Section 5.1 if required by applicable law or regulation or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange having jurisdiction over NCCI Parties.  In the event that any NCCI Party or any of its Representatives is requested or required to disclose any Trade Secrets of PAI Parties as provided in the proviso in the immediately preceding sentence, such NCCI Party shall provide the PAI Entities with prompt written notice of any such request or requirement so that the PAI Entities may seek a protective order or other appropriate remedy.

Section 5.2       Intentionally deleted.

Section 5.3       Insurance.  Through the Closing Date, the PAI Entities and each PAI Shareholder shall cause the PAI Entities to maintain insurance policies providing insurance coverage for the businesses in which the PAI Entities are engaged and the assets and properties of the PAI Entities of the kinds, in the amounts and against the risks as are commercially reasonable for such businesses and risks covered and for the geographic areas where any of the PAI Entities engages in such businesses.

Section 5.4       Exclusivity; No Other Negotiations.

(a)      None of the PAI Entities or the PAI Shareholder shall take (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of PAI Entities and/or the PAI Shareholder to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than NCCI:  (i) relating to the acquisition of any capital stock or other voting securities of PAI Entities or any assets of PAI Entities other than sales of assets in the ordinary course of business (including any acquisition structured as a merger, consolidation, share exchange or other business combination) (an “Alternative Acquisition”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Alternative Acquisition with any of the PAI Entities and/or any PAI Shareholders; (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to PAI Entities or afford access to the assets and properties or books and records of PAI Entities to any Person (other than as contemplated by Section 5.1) who any of the PAI Entities (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Alternative Acquisition relating to PAI Entities; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (v) to take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b)      The PAI Entities and/or the PAI Shareholder will promptly (i) notify NCCI if any of the PAI Entities and/or the PAI Shareholder receives any proposal or inquiry or request for information in connection with an Alternative Acquisition, and (ii) notify NCCI of the significant terms and conditions of any such Alternative Acquisition including the identity of the Party making an Alternative Acquisition.

Section 5.5        Fulfillment of Conditions.  The PAI Parties shall use their commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within their control.  The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct their business in such manner that on the Closing Date the representations and warranties of the each of the PAI Entities contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 5.6       Disclosure of Certain Matters.  From the date hereof through the Closing Date, each of the PAI Entities shall give NCCI prompt written notice of any event or development that occurs that is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the PAI Entities.

Section 5.7       Regulatory and Other Authorizations; Notices and Consents.

(a)      The PAI Entities shall use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate with NCCI in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)      Each PAI Entity shall give promptly such notices to third parties and use its or their commercially reasonable efforts to obtain such third party consents and estoppel certificates as are required to consummate the Transactions.

(c)      PAI shall cooperate and use commercially reasonable efforts to assist NCCI in giving such notices and obtaining such consents and estoppel certificates as are required to consummate the Transactions.

Section 5.8       Related Tax.  From the date hereof through the Closing Date, each of the PAI Entities, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, the failure to file of which could have a Material Adverse Effect on the PAI Entities, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that PAI notifies NCCI that any of the PAI Entities is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns.

ARTICLE VI

Covenants of NCCI

Section 6.1       Fulfillment of Conditions.  From the date hereof to the Closing Date, NCCI shall use its commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its control.  The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using its commercially reasonable efforts to conduct the business of NCCI in such manner that on the Closing Date the representations and warranties of NCCI contained herein shall be accurate as though then made).

Section 6.2       Disclosure of Certain Matters.  From the date hereof through the Closing Date, NCCI shall give PAI and the PAI Shareholder prompt written notice of any event or development that occurs that  is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on NCCI.

Section 6.3       Regulatory and Other Authorizations; Notices and Consents.  NCCI shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and will cooperate fully with PAI in promptly seeking to obtain all such authorizations, consents, orders and approvals.

Section 6.4       Valid Issuance of Shares.  At the Closing, the Transaction Shares and Earn-Out Warrants to be issued to the PAI Shareholder hereunder will be duly authorized, validly issued, fully paid and nonassessable and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute a valid, binding and enforceable obligation of NCCI in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.

Section 6.5       Continued Trading.  For a period of three years from the Closing Date, NCCI shall file all such documents with the SEC to maintain its status as a “reporting issuer.”

Section 6.6       PIPE Financing.  NCCI shall use reasonably commercial efforts to have the PIPE Financing occur as soon as practicable subject in all cases to the approval of the terms thereof by NCCI’s board of directors.

ARTICLE VII

Additional Agreements and Covenants

Section 7.1       Disclosure Schedules.  Each of Parties shall, as of the Closing Date, have the obligation to supplement or amend their respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in a Material Adverse Effect on such Party.  The obligations of the Parties to amend or supplement their respective Disclosure Schedules being delivered herewith shall terminate on the Closing Date.  Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement.

Section 7.2       Confidentiality.  Between the date hereof and the Closing Date, each of NCCI, the PAI Parties shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a Representative of the other Party, and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement.  Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information.  For the avoidance of doubt, any disclosure of information required to be included by NCCI in its filings with the SEC as required by the applicable laws will not be violation of this Section 7.2.

Section 7.3       Public Announcements.  From the date of this Agreement until the Closing or termination of this Agreement, NCCI and each of the PAI Entities shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of NCCI (in the case of PAI Entities) or any PAI Entities (in the case of NCCI), except as required by Law or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system.  Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 7.4       Board Composition.  At the Closing, the board of directors of NCCI will consist of five members of which two will be designated by the PAI Shareholder.

ARTICLE VIII

Conditions to Closing

Section 8.1       PAI Parties Conditions Precedent.  The obligations of the PAI Parties to enter into and complete the Closing are subject, at the option of the PAI Parties, to the fulfillment on or prior to the Closing Date of the following conditions by NCCI, any one or more of which may be waived by PAI in writing.

(a)      Representations and Covenants.  The representations and warranties of the NCCI Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the NCCI Parties and each of the NCCI Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the NCCI Parties shall have delivered to China Cayman a certificate, dated the Closing Date, to the foregoing effect.

(b)      Litigation.  No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, or (ii) which has or may have, in the reasonable opinion of PAI or PAI Shareholders, a Material Adverse Effect on the PAI Entities.

(c)      No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since March 31, 2009 which has had or is reasonably likely to cause a Material Adverse Effect on NCCI.

(d)      SEC Reports.  NCCI shall have filed all reports and other documents required to be filed by NCCI under the U.S. federal securities laws through the Closing Date.

(e)      OTC Bulletin Board.  NCCI shall have maintained its status as a Company whose common stock is traded on the OTC Bulletin Board.

(f)       Secretary’s Certificate.  PAI shall have received a certificate from NCCI, signed by its Secretary certifying that the attached copies of the NCCI Constituent Instruments and resolutions of the NCCI Board approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(g)      Deliveries.  The deliveries required to be made by NCCI shall have been made by NCCI.

(h)      Governmental Approval.  The Parties shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under FRG Laws and any pre-merger notifications or approvals required pursuant to the HSR Act.

(i)       Transaction Documents.  The Transaction Documents shall have been executed and delivered by the Parties.

(j)       Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any NCCI Party’s conduct or operation of the business of the NCCI Parties following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(k)      Bridge Financing.  The Bridge Financing shall have occurred.

Section 8.2       NCCI Conditions Precedent.  The obligations of NCCI to enter into and complete the Closing are subject, at the option of NCCI, to the fulfillment on or prior to the Closing Date of the following conditions by each of the PAI Parties, any one or more of which may be waived by NCCI in writing:

(a)      Representations and Covenants.  The representations and warranties of the PAI Parties contained in this Agreement shall be true on and as of the Closing Date except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the PAI Parties and each of the PAI Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the PAI Parties shall have delivered to NCCI a certificate, dated the Closing Date, to the foregoing effect.

(b)      Litigation.  No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, or (ii) which has or may have, in the reasonable opinion of NCCI, a Material Adverse Effect on NCCI.

(c)      No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since August 31, 2009, which has had or is reasonably likely to cause a Material Adverse Effect on any of the PAI Entities.

(d)      Delivery of PAI 2009 Financial Statements.  PAI shall have furnished NCCI the PAI 2009 Financial Statements, which shall have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved.

(e)      Officer’s Certificate.  NCCI shall have received a certificate from each of PAI Parties signed by an authorized officer or representative of such Party, respectively, certifying that the attached copies of each such Party’s constituent instruments and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(f)       Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any PAI Entities’ conduct or operation of the business of any of the PAI Entities following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(g)      Deliveries.  All other deliveries required to be made by the PAI Parties shall have been made by them.

(h)      Governmental Approval.  The Parties shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby.

(i)       Proprietary Agreements.  Each officer and key employee of PAI shall have entered into appropriate proprietary information and confidentiality agreements in form and substance satisfactory to NCCI.

(j)       Transaction Documents.  The Transaction Documents shall have been executed and delivered by the Parties.

ARTICLE IX

Indemnification

Section 9.1       Survival.  The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement and any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement and the Closing, and thereafter shall survive for a period of eighteen (18) months after Closing.  The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Except as expressly provided in this paragraph, no claim for indemnification hereunder may be made after the expiration of the Survival Period.

Section 9.2       Indemnification by the PAI Shareholders.

(a)      The PAI Shareholder shall, subject to the terms hereof, indemnify, defend and hold harmless NCCI (which term, for the purposes of this Article IX shall include any of NCCI’s successors) and permitted assigns (the “NCCI Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from:  (i) any breach of any representation or warranty made by the PAI Parties in Article II hereof or in any certificate delivered by the PAI Parties pursuant to this Agreement; or (ii) any breach by any PAI Party of its covenants or obligations in this Agreement to be performed or complied with by such PAI Party at or prior to the Closing.

Section 9.3       Indemnification by NCCI.

(a)      NCCI shall, subject to the terms hereof, indemnify, defend and hold harmless each of the PAI Parties and their respective successors and permitted assigns (the “PAI Indemnified Parties”) from and against any Damages arising from:  (i) any breach of any representation or warranty made by the NCCI Parties in Article III hereof or in any certificate delivered by NCCI pursuant to this Agreement; or (ii) any breach by any NCCI Party, of its covenants or obligations in this Agreement to be performed or complied with by such NCCI Party at or prior to the Closing.

Section 9.4       Limitations on Indemnity.

(a)      Notwithstanding any other provision in this Agreement to the contrary, the NCCI Indemnified Parties shall not be entitled to indemnification pursuant to Section 9.2, unless and until the aggregate amount of Damages to the NCCI Indemnified Parties with respect to such matters under Section 9.2 exceeds $50,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible.

(b)      Notwithstanding any other provision in this Agreement to the contrary, no PAI Party shall be entitled to indemnification pursuant to Section 9.3, unless and until the aggregate amount of Damages with respect to such matters under Section 9.3 exceeds the Deductible, and then only to the extent such Damages exceed the Deductible.

(c)      This Article IX constitutes the NCCI Parties’ and the PAI Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

Section 9.5       Defense of Third Party Claims.  If a Party determines to make a claim for indemnification here under (each as applicable an “Indemnitee”), such Party as applicable shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article IX.  If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim.  If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third party claim, the amount for which that third party claim could have been settled pursuant to that proposed compromise or settlement.  In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available.  If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

Section 9.6       Determining Damages.  The amount of Damages subject to indemnification under Section 9.2 or Section 9.3 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Damages, (ii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages.  If the Indemnitee receives a Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee.  For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.  To the extent Damages are recoverable by insurance, the Indemnitees shall take all commercially reasonable efforts to obtain maximum recovery from such insurance.  In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.  The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of Damages indemnified by the Indemnitors.  The Indemnitees shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages.  For Tax purposes, the Parties agree to treat all payments made under this Article IX as adjustments to the consideration received for the PAI Shares.

Section 9.7       Right of Setoff.  To the extent that any Party is obligated to indemnify any other Party after Closing under the provisions of this Article IX for Damages reduced to a monetary amount, such Party after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with the other Party, whether under this Agreement or any other agreement between such Parties on the one hand, and any of the other Party or any of their respective Affiliates, Subsidiaries or controlled persons or entities on the other.

Section 9.8       Payment.  The Indemnitor shall be required to pay all of the sums so owing in respect of finally determined Damages to the Indemnitee by wire transfer of immediately available funds to an account designated by the Indemnitor within five (5) Business Days after such final determination.

Section 9.9       Limitation on Recourse; No Third Party Beneficiaries.

(a)      No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b)      Except as set forth in Section 9.3, the provisions of this Article IX are for the sole benefit of the Parties and nothing in this Article IX, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article IX (it being understood that only the Independent Committee and not NCCI, any Person acting on its behalf or any other Person, may exercise any indemnity rights under Section 9.2 or any other provision of Article IX).

ARTICLE X

Termination

Section 10.1     Methods of Termination.  Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a)      by mutual written consent of the Parties;

(b)      by either NCCI or the PAI Parties, if the Closing has not occurred by the later of (i) October 10, 2009, or (ii) such other date that has been agreed by the Parties (in no event later than October 15, 2009);

(c)      by any PAI Party, if there has been a breach by NCCI of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the PAI Parties at the Closing under Section 8.1(a) and such violation or breach has not been waived by the PAI Parties or cured by the NCCI Parties within ten (10) business days after written notice thereof from the PAI Parties;

(d)      by NCCI, if there has been a breach by the PAI Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the NCCI Parties at the Closing under Section 8.2(a) and such violation or breach has not been waived by the NCCI Parties or cured by the PAI Parties within ten (10) business days after written notice thereof from the NCCI Parties;

Section 10.2     Effect of Termination.

(a)      In the event of termination and abandonment by either NCCI or the PAI Parties, or all of them, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 10, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b)      If the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i)           each Party hereto will destroy all documents, work papers and other material (and all copies thereof) of the other Party relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii)           all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 7.2 hereof, which shall survive such termination or abandonment.  Notwithstanding anything herein to the contrary, Article X and Article XI shall survive termination of this Agreement.

ARTICLE XI

Miscellaneous

Section 11.1     Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties).

Section 11.2     Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties hereto.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 11.3     Expenses.  Each Party shall be responsible for its own Expenses in connection with this Agreement and the transaction contemplated hereby.

Section 11.4     Adjustments to Initial Equity Payment.  The Initial Equity Payment shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to NCCI Common Stock, occurring on or after the date hereof.

Section 11.5     Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 11.6     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 11.7     Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 11.8     Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.

Section 11.9     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.10   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.11   Arbitration.  Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or the transactions contemplated hereby shall be finally settled by binding arbitration.  The arbitration shall be conducted and the arbitrator chosen in accordance with the rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of NCCI and the PAI Shareholders.  In connection with any such arbitration, each Party shall be afforded the opportunity to conduct discovery in accordance with the Federal Rules of Civil Procedure.  The seat of the arbitration shall be in Los Angeles, California.  Each of NCCI and the PAI Shareholders hereby irrevocably submits to the jurisdiction of the arbitrator in Los Angeles, California and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.  The arbitral award shall be in writing and shall be final and binding on each of the parties to this Agreement.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements and may also include injunctive relief.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.  Each of NCCI and the PAI Parties acknowledges and agrees that by agreeing to these arbitration provisions each of the parties hereto is waiving any right that such party may have to a jury trial with respect to the resolution of any dispute under this Agreement or the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Address:	NEW CENTURY COMPANIES, INC.
9835 Romandel Avenue
Santa Fe Springs, CA 90670
Attn: David Duquette	By:
Name:
Title:

Address:	PRECISION AEROSTRUCTURES, INC.
10291 C Trademark Street
Rancho Cucamonga, California 91730
Attn: Michael Cabral	By:
Name: Michael Cabral
Title:

Address:
10291 C Trademark Street
Rancho Cucamonga, California 91730	Michael Cabral

Exhibit 10.1

Exhibit A

Definitions

“Affiliates” shall mean any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.  For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Bridge Financing” means a financing of up to $250,000 to be used as working capital for PAI on terms acceptable to NCCI.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“DGCL” means General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the PAI Disclosure Schedule and the NCCI Disclosure Schedule.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species, or ecological amenities;

(f)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated.

“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.

“Judgment” means any judgment, order or decree.

“Knowledge”, (i) with respect to the PAI Entities shall mean the actual knowledge of Michael Cabral, and (ii) with respect to NCCI shall mean the actual knowledge of its executive officers and the members of its Board of Directors.

“Law(s)” means any law, statute, ordinance, rule, regulation, order, writ, injunction or decree.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which NCCI Securities then listed or traded)

“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.

“Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole.

“Material Permits” mean all Permits other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on any Parties.

“NCCI Board” means the Board of Directors of NCCI prior to the Closing Date.

“NCCI Common Stock” means the Common Stock of NCCI, $0.001 par value per share.

“NCCI Entities” means collectively, NCCI and the Subsidiaries of NCCI.

“NCCI Securities” means, collectively, the Transaction Shares, the Earn-Out Warrants and any shares of NCCI Common Stock issuable upon exercise of the Earn-Out Warrants.

“Net Income” means the net income of PAI as determined by NCCI consistent with the principles applied in determining the net income of NCCI.

“PAI Constituent Instruments” means PAI’s Articles of Incorporation and Bylaws.

“PAI Entities” means, collectively, PAI and the Subsidiaries of PAI.

“Permits” mean all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Permitted Lien” shall mean (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S.  GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (h) Liens of lessors and licensors arising under lease agreements or license arrangements.

“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“PIPE Financing” means a private placement of debt, equity or combination thereof of approximately $2,000,000 which may be raised in Tranches or series of placements.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Representatives” of either Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other person acting on behalf of such Party.

“SEC” means the U.S.  Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at leased a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.

“Survival Period” means the applicable period of time that a representation, warranty, covenant or obligation survives the Closing pursuant to Section 9.1 of this Agreement.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it.

“Transaction Documents” means, collectively, this Agreement, the Warrants and the Note.

“U.S. GAAP” means generally accepted accounting principles of the United States.